Exhibit 10.2
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT, dated as of December 26, 2008, (the “Agreement”), is by and between J. Alexander’s Corporation, a Tennessee corporation (the “Company”), and R. Gregory Lewis (the “Executive”).
     WHEREAS, the Company desires to continue to employ the Executive to serve as Vice-President, Finance, Chief Financial Officer and Secretary of the Company and the Executive desires to hold such positions under the terms and conditions of this Agreement; and
     WHEREAS, the parties desire to enter into this Agreement setting forth the terms and conditions of the employment relationship between the Executive and the Company.
     NOW, THEREFORE, intending to be legally bound hereby, the parties agree as follows:
     1. Employment. The Company hereby employs the Executive (directly or through a wholly owned subsidiary) and the Executive hereby agrees to continue his employment with the Company upon the terms and subject to the conditions set forth herein.
     2. Term.
          (a) Subject to termination pursuant to Section 9, the term of the employment by the Company of the Executive pursuant to this Agreement (as the same may be renewed or extended, the “Term”) will commence on the date hereof (the “Effective Date”) and terminate on December 25, 2011.
          (b) Commencing on December 26, 2011 and on each subsequent anniversary thereof, this Agreement shall automatically renew for successive one-year periods upon all terms and conditions herein, unless either party shall provide written notice to the other not less than ninety (90) days prior to the expiration of the Term. Notwithstanding any other provision of this Agreement, any non-renewal by the Company of this Agreement shall constitute a termination by the Company without Cause and will serve as a termination event giving rise to the Executive’s right to receive payments pursuant to Section 9(e) as if the expiration of this Agreement were the Date of Termination, unless employment continues after the expiration of this Agreement on terms mutually agreed by the Company and the Executive.
     3. Position. During the Term, the Executive will serve as Vice-President, Finance, Chief Financial Officer and Secretary of the Company performing duties commensurate with such positions and will perform such additional duties as the Board of Directors of the Company (the “Board”) will determine. The Executive will report to the Chief Executive Officer of the Company. The Executive agrees to serve, without any additional compensation, as a member of the board of directors and/or as an officer of any subsidiary of the Company. If the Executive’s employment is terminated for any reason, whether such termination is voluntary or involuntary, the Executive will resign as a Company (and as a director and/or officer of any of its subsidiaries), such resignation to be effective no later than the date of termination of the Executive’s employment with the Company.
     4. Duties. During the Term, the Executive will devote his full time and attention during normal business hours to the business and affairs of the Company and its subsidiaries (the “Business”); provided, however, that the Executive will be permitted to devote reasonable periods of time to charitable and community activities, so long as such activities do not interfere with the performance of the Executive’s responsibilities under this Agreement.

     5. Salary and Bonus.
          (a) For purposes of this Agreement, the “Initial Contract Year” will mean the period commencing on the Effective Date and ending on December 25, 2009. A “Contract Year” will mean the Initial Contract Year and any anniversary thereof.
          (b) During the Initial Contract Year, the Company will pay the Executive a base salary at the rate in effect on the date hereof. Each calendar year during the term of this Agreement, the Compensation Committee of the Board (the “Compensation Committee”) will, in good faith, review the Executive’s annual base salary and may increase (but not decrease) such amount as it may deem advisable (such annual rate of salary, as the same may be increased, the “Base Salary”). The Base Salary will be payable to the Executive in substantially equal installments in accordance with the Company’s normal payroll practices.
          (c) During each fiscal year of the Company, the Executive will be eligible for a target cash bonus based on a percentage of his then-current Base Salary to be designated by the Compensation Committee. The Executive’s entitlement to such cash bonus, if any, will be determined by the Compensation Committee based on the terms of the executive bonus program then in effect, including the Compensation Committee’s good faith determination as to whether pre-determined performance targets of the Company have been achieved following a review of the Company’s year-end financial statements. All such performance targets will be determined by the Compensation Committee after consulting with Executive.
     6. Long-Term Incentive Awards. The Executive shall participate in any long-term incentive awards offered to senior executives of the Company, as determined by the Compensation Committee.
     7. Vacation, Holidays and Sick Leave; Life Insurance. During the Term, the Executive will be entitled to paid vacation in accordance with the Company’s standard vacation accrual policies for its senior executive officers as may be in effect from time to time; provided, that the Executive will during each Contract Year be entitled to at least four (4) weeks of such vacation. During the Term, the Executive will also be entitled to participate in all applicable Company employee benefits plans as may be in effect from time to time for the Company’s senior executive officers.
     8. Business Expenses. The Executive will be reimbursed for all reasonable business expenses incurred by him in connection with his employment following timely submission by the Executive of receipts and other documentation in accordance with the Company’s normal expense reimbursement policies.
     9. Termination of Agreement. The Executive’s employment by the Company pursuant to this Agreement will not be terminated before the end of the Term hereof, except as set forth in this Section 9.
          (a) By Mutual Consent. The Executive’s employment pursuant to this Agreement may be terminated at any time by the mutual written agreement of the Company and the Executive.
          (b) Death. The Executive’s employment pursuant to this Agreement will be terminated upon the death of the Executive, in which event the Executive’s spouse or heirs will receive, (i) all Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Date of Termination (as defined in Section 9(i) hereof), (ii) any other unpaid benefits (including death benefits) to which they are entitled under any plan, policy or program of the Company applicable to the

Executive as of the Date of Termination (such benefits shall be paid in accordance with the provisions of the applicable arrangements) and (iii) the amount of any cash bonus related to any year ending before the Date of Termination that has been earned but remains unpaid. The amounts referred to in clauses (i) and (iii) will be paid to the Executive’s spouse or heirs in a lump sum no later than thirty (30) days following the date of the Executive’s death, with the date of such payment within such period determined by the Company in its sole discretion.
          (c) Disability. The Executive’s employment pursuant to this Agreement may be terminated by delivery of written notice to the Executive by the Company (a “Notice of Termination”) in the event that the Executive is unable, as determined by the independent members of the Board of Directors (or any committee of the Board comprised solely of independent directors), to perform the essential functions of his regular duties and responsibilities, with or without reasonable accommodation, due to a medically determinable physical or mental illness that has lasted (or can reasonably be expected to last) for a period of ninety (90) consecutive days, or for a total of ninety (90) days or more in any consecutive one hundred and eighty (180) day-period. If the Executive’s employment is terminated pursuant to this Section 9(c), the Executive will be entitled to receive (i) all Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Date of Termination, (ii) any other unpaid benefits (including disability benefits) to which he is otherwise entitled under any plan, policy or program of the Company applicable to the Executive as of the Date of Termination (such benefits shall be paid in accordance with the provisions of the applicable arrangements), (iii) the amount of any cash bonus related to any year ending before the Date of Termination that has been earned but remains unpaid, and (iv) health insurance benefits substantially commensurate with the Company’s standard health insurance benefits for the Executive and the Executive’s spouse and dependents through the second anniversary of the Date of Termination; provided, however, that such continued benefits shall terminate on the date or dates Executive receives substantially similar coverage and benefits, without waiting period or pre-existing condition limitations, under the plans and programs of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage or benefit-by-benefit basis); provided further, that any continued health insurance benefits which are provided under this Agreement (including benefits under Section 9(m)) shall run concurrently with any continuation coverage that the Executive or the Executive’s spouse and dependents are entitled to under COBRA and any rights (including the length of coverage) that the Executive and the Executive’s spouse and dependents may be entitled to under COBRA shall not be increased (or extended) due to any continued health insurance benefits which may be provided to the Executive and the Executive’s spouse or dependents pursuant to this Agreement. The amounts referred to in clauses (i) and (iii) will be paid to the Executive’s no later than thirty (30) days following the date of the Executive’s Date of Termination, with the date of such payment within such period determined by the Company in its sole discretion.
          (d) By the Company for Cause. The Executive’s employment pursuant to this Agreement may be terminated by delivery of a Notice of Termination upon the occurrence of any of the following events (each of which will constitute “Cause” for termination): (i) conviction of a felony or of a crime involving misappropriation or embezzlement; (ii) willful and material wrongdoing by the Executive, including, but not limited to, acts of dishonesty or fraud, which have a material adverse effect on the Company or any of its subsidiaries; (iii) repeated material failure of the Executive to follow the direction of the Company and its Board of Directors regarding the material duties of employment; or (iv) material breach by the Executive of a material obligation under this Agreement. In order for the Company to be entitled to terminate the Executive for Cause under this Section 9(d) the following conditions must be met: (A) the Company shall provide written notice to the Executive of the existence of a condition described in clauses (i), (ii), (iii) or (iv) above within 90 days of the initial existence of such condition (which written notice shall specifically identify the manner in which the Company believes the Executive has triggered one of the conditions); (B) the Executive shall be entitled to remedy the condition within 30 days of receiving such notice; and (C) the Executive shall have failed to remedy the condition during such period. If the Executive’s employment is terminated pursuant to this Section 9(d), the Executive will be entitled to receive all Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Date of Termination (such amounts shall be paid within thirty (30) days of the Date of Termination, with the date of such payment determined by the Company in its sole discretion), any other unpaid benefits to which he is otherwise entitled under any plan, policy or program of the Company applicable to the Executive as of the Date of Termination (including, without limitation, the amount of any cash bonus related to any year ending before the Date of Termination that has been earned but remains unpaid, with such benefits to be paid in accordance with the applicable provisions of the applicable arrangement) and no more.
          (e) By the Company Without Cause. The Executive’s employment pursuant to this Agreement may be terminated by the Company at any time without Cause by delivery of a Notice of Termination. If the Executive’s employment is terminated pursuant to this Section 9(e), the Executive will be entitled to receive (i) all Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Date of Termination, (ii) the amount of any cash bonus related to any year ending before the Date of Termination that has been earned but remains unpaid, (iii) an amount equal to two hundred ninety-nine percent (299%) of the Executive’s Base Salary, (iv) an amount equal to two hundred ninety-nine percent (299%) of the Executive’s average cash bonus paid (or earned, but not yet paid, for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs) to Executive in respect of the three most recent fiscal years immediately preceding the fiscal year in which the Executive’s employment terminates hereunder, or, if greater than such average, the bonus paid (or earned, but not yet paid) for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs (such average or greater amount, the “Adjusted Bonus Amount”), (v) health insurance benefits substantially commensurate with the Company’s standard health insurance benefits for the Executive and the Executive’s spouse and dependents through the second anniversary of the Date of Termination; provided, however, that such continued benefits shall terminate on the date or dates Executive receives substantially similar coverage and benefits, without waiting period or pre-existing condition limitations, under the plans and programs of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage or benefit-by-benefit basis); provided further, that any continued health insurance benefits which are provided under this Agreement (including benefits under Section 9(m)) shall run concurrently with any continuation coverage that the Executive or the Executive’s spouse and dependents are entitled to under COBRA and any rights (including the length of coverage) that the Executive and the Executive’s spouse and dependents may be entitled to under COBRA shall not be increased (or extended) due to any continued health insurance benefits which may be provided to the Executive and the Executive’s spouse or dependents pursuant to this Agreement; and (vi) any other unpaid benefits to which the Executive is otherwise entitled under any plan, policy or program of the Company applicable to the Executive as of the Date of Termination (such benefits shall be paid in accordance with the provisions of the applicable arrangements). The amounts referred to in clauses (i) through (iv) above will be paid to the Executive in a lump sum no later than sixty (60) days following the Date of Termination, with the date of such payment determined by the Company in its sole discretion. As a condition to receiving such payment, the Executive agrees to execute, deliver and not revoke a general release in the form attached as Exhibit A.
          (f) By the Executive for Good Reason. The Executive’s employment pursuant to this Agreement may be terminated by the Executive by written notice of his resignation (“Notice of Resignation”) delivered to the Company within two (2) years of any of the following (each of which will constitute “Good Reason” for resignation): (i) a material reduction by the Company in the Executive’s title or position, or a material reduction by the Company in the Executive’s authority, duties or responsibilities (including, without limitation, Executive no longer serving on the Company’s board of directors), or the assignment by the Company to the Executive of any duties or responsibilities that are materially inconsistent with such title, position, authority, duties or responsibilities; (ii) a material reduction in Base Salary; (iii) any material breach of this Agreement by the Company; or (iv) the Company’s requiring the Executive to relocate his office location more than fifty (50) miles from Nashville, Tennessee. For avoidance of doubt, “Good Reason” will exclude the death or Disability of the Executive. In order for the Executive to be entitled to resign for Good Reason under this Section 9(f) the following conditions must be met: (A) the Executive shall notify the Company of the existence of a condition described in (i), (ii), or (iii) within 90 days of the initial existence of the condition; (B) the Company shall be entitled to remedy the condition within 30 days of receiving such notice; and (C) the Company shall have failed to remedy the condition during such time period. If the Executive resigns for Good Reason pursuant to this Section 9(f), the Executive will be entitled to receive (i) all Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Date of Termination, (ii) the amount of any cash bonus related to any Contract Year ending before the Date of Termination that has been earned but remains unpaid, (iii) an amount equal to two hundred ninety-nine percent (299%) of the Executive’s Base Salary, (iv) an amount equal to two ninety-nine hundred percent (299%) of the Adjusted Bonus Amount, (v) health insurance benefits substantially commensurate with the Company’s standard health insurance benefits for the Executive and the Executive’s spouse and dependents through the second anniversary of the Date of Termination; provided, however, that such continued benefits shall terminate on the date or dates Executive receives substantially similar coverage and benefits, without waiting period or pre-existing condition limitations, under the plans and programs of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage or benefit-by-benefit basis); provided further, that any continued health insurance benefits which are provided under this Agreement (including benefits under Section 9(m)) shall run concurrently with any continuation coverage that the Executive or the Executive’s spouse and dependents are entitled to under COBRA and any rights (including the length of coverage) that the Executive and the Executive’s spouse and dependents may be entitled to under COBRA shall not be increased (or extended) due to any continued health insurance benefits which may be provided to the Executive and the Executive’s spouse or dependents pursuant to this Agreement, and (vi) any other unpaid benefits to which the Executive is otherwise entitled under any plan, policy or program of the Company applicable to the Executive as of the Date of Termination (such benefits shall be paid in accordance with the provisions of the applicable arrangements). The amounts referred to in clauses (i) through (iv) above will be paid to the Executive in a lump sum no later than sixty (60) days following the Date of Termination, with the date of such payment determined by the Company in its sole discretion. As a condition to receiving such payment, the Executive agrees to execute, deliver and not revoke a general release in the form attached as Exhibit A.
          (g) By the Executive Without Good Reason. The Executive’s employment pursuant to this Agreement may be terminated by the Executive at any time by delivery of a Notice of Resignation to the Company. If the Executive’s employment is terminated pursuant to this Section 9(g), the Executive will receive all Base Salary and benefits (including any earned but unpaid cash bonus) to be paid or provided to the Executive under this Agreement through the Date of Termination (such amounts shall be paid within thirty (30) days of the Date of Termination, with the date of such payment determined by the Company in its sole discretion), any other unpaid benefits to which the Executive is otherwise entitled under any plan, policy or program of the Company applicable to the Executive as of the Date of Termination (including, without limitation, the amount of any cash bonus related to any year ending before the Date of Termination which has been earned but remains unpaid, with such benefits to be paid in accordance with the applicable provisions of the applicable arrangement) and no more.
          (h) Following a Change in Control. If, within thirty-six (36) months following a Change in Control, the Executive (i) is terminated without Cause, or (ii) resigns for Good Reason (as defined and qualified in Section 9(f) above), then the Executive will be entitled to receive (i) all Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Date of Termination, (ii) the amount of any cash bonus related to any year ending before the Date of Termination that has been earned but remains unpaid, (iii) an amount equal to two hundred ninety-nine percent (299%)

of the Adjusted Bonus Amount, (iv) an amount equal to two hundred ninety-nine percent (299%) of the Executive’s Base Salary, (v) notwithstanding anything to the contrary in any equity incentive plan or agreement, all equity incentive awards which are then outstanding, to the extent not then vested, shall vest, (vi) health insurance benefits substantially commensurate with the Company’s standard health insurance benefits for the Executive and the Executive’s spouse and dependents through the third anniversary of the Date of Termination; provided, however, that such continued benefits shall terminate on the date or dates Executive receives substantially similar coverage and benefits, without waiting period or pre-existing condition limitations, under the plans and programs of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage or benefit-by-benefit basis); provided further, that any continued health insurance benefits which are provided under this Agreement (including benefits under Section 9(m)) shall run concurrently with any continuation coverage that the Executive or the Executive’s spouse and dependents are entitled to under COBRA and any rights (including the length of coverage) that the Executive and the Executive’s spouse and dependents may be entitled to under COBRA shall not be increased (or extended) due to any continued health insurance benefits which may be provided to the Executive and the Executive’s spouse or dependents pursuant to this Agreement, and (vii) any other unpaid benefits to which the Executive is otherwise entitled under any plan, policy or program of the Company applicable to the Executive as of the Date of Termination (such benefits shall be paid in accordance with the provisions of the applicable arrangements). The amounts referred to in clauses (i) through (iv) above will collectively be referred to as the “Change in Control Severance Amount.” The Change in Control Severance Amount will be paid to the Executive in a lump sum no later than sixty (60) days following the Date of Termination, with the date of such payment determined by the Company in its sole discretion. The Executive agrees to execute, deliver and not revoke a general release in the form attached as Exhibit A. Payments pursuant to this Section 9(h) will be made in lieu of, and not in addition to, any payment pursuant to any other paragraph of this Section 9.
          (i) Date of Termination. The Executive’s Date of Termination will be (i) if the Executive’s employment is terminated pursuant to Section 9(b), the date of his death, (ii) if the Executive’s employment is terminated pursuant to Section 9(c), Section 9(d) or Section 9(e), the date on which a Notice of Termination is given, (iii) if the Executive’s employment is terminated pursuant to Section 9(f), the date specified in the Notice of Resignation, (iv) if the Executive’s employment is terminated pursuant to Section 9(g), the date specified in the Notice of Resignation (provided that the Executive will deliver such Notice of Resignation to the Company not less than thirty (30) days before the Date of Termination specified therein), or (v) if the Executive’s employment is terminated pursuant to Section 9(h), the date specified in the Notice of Termination or the Notice of Resignation, as applicable.
          (j) For the purposes of this Agreement, a “Change in Control” will mean any of the following events:
               (i) any person or entity, including a “group” as defined in Section 13(d)(3) of the Exchange Act, other than the Company or a wholly-owned subsidiary thereof or any employee benefit plan of the Company or any of its subsidiaries, becomes the beneficial owner of the Company’s securities having 35% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business); or
               (ii) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sales of all or substantially all assets or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of the Company or any successor company or entity entitled to vote generally in the election of the directors of the Company or a successor company or entity after such transaction are held in the aggregate by the holders of the Company’s securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction; or
               (iii) during any period of two consecutive years, individuals who at the beginning of any such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s shareholders, of each director of the Company first elected during such period was approved by a vote of at least two-thirds of the directors of the Company then still in office who were directors of the Company at the beginning of any such period.
     Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired beneficial ownership of more than the permitted amount of the outstanding voting securities as a result of the acquisition of voting securities by the Company which, by reducing the number of voting securities outstanding, increased the proportional number of shares beneficially owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the beneficial owner of any additional voting securities, then a Change in Control shall occur.
          (k) Delay of Payment Required by Section 409A of the Code. It is intended that (i) each payment or installment of payments provided under this Agreement will be a separate “payment” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) that the payments will satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code, including those provided under Treasury Regulations 1.409A-1(b)(4) (regarding short-term deferrals), 1.409A-1(b)(9)(iii) (regarding the two-times, two-year exception), and 1.409A-1(b)(9)(v) (regarding reimbursements and other separation pay). Notwithstanding anything to the contrary in this Agreement, if the Company determines (i) that on the date the Executive’s employment with the Company terminates or at such other time that the Company determines to be relevant, the Executive is a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)) of the Company and (ii) that any payments to be provided to the Executive pursuant to this Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code if provided at the time otherwise required under this Agreement, then such payments will be delayed until the date that is six (6) months after the date of the Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) with the Company. Any payments delayed pursuant to this Section 9(k) will be made in a lump sum on the first day of the seventh month following the Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) and any remaining payments, if applicable, required to be made under this Agreement will be paid upon the schedule otherwise applicable to such payments under the Agreement. In addition, to the extent that any reimbursement, fringe benefit or other, similar plan or arrangement in which the Executive participates during the term of Executive’s employment under this Agreement or thereafter provides for a “deferral of compensation” within the meaning of Section 409A of the Code, (i) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), and (ii) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.
          (l) Other Agreements. This Agreement does not replace or supersede the Executive’s Severance Benefit Agreement or Salary Continuation Agreement with the Company.

Amounts to be received under this Agreement shall be reduced by the amounts of any payments actually made under the Severance Benefit Agreement. No reduction of amounts to be paid hereunder shall be made with respect to amounts of any payments made under the Salary Continuation Agreement.
          (m) Insurance. In the event of termination under subsections 9(a), (c), (e), (f), (g), or (h), where the Executive does not obtain substantially similar health insurance coverage from a subsequent employer as set forth in such subsections, after the period for the provision of required health insurance coverage by the Company at its cost under such subsections, the Company shall, while Executive is living, use its commercially reasonable efforts to make available to the Executive health insurance benefits for the Executive and his spouse and dependents under the Company’s then-existing health insurance plan, at the Executive’s expense and at no additional cost to the Company; ; provided that if any person covered under this Section 9(m) is eligible for coverage under Medicare or any similar federal health benefits program, to the extent permitted by applicable law and not specifically contrary to the Company’s health insurance plan, such Medicare coverage shall be primary.
     10. Representations.
          (a) The Company represents and warrants that this Agreement has been authorized by all necessary corporate action of the Company and is a valid and binding agreement of the Company enforceable against it in accordance with its terms.
          (b) The Executive represents and warrants that he is not a party to any agreement or instrument which would prevent him from entering into or performing his duties in any way under this Agreement.
     11. Assignment; Binding Agreement. This Agreement is a personal contract and the rights and interests of the Executive hereunder may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by him, except as otherwise expressly permitted by the provisions of this Agreement. This Agreement will inure to the benefit of and be enforceable by the Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to him hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, will be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or, if there is no such designee, to his estate.
     12. Confidentiality; Non-Solicitation; Non-Competition.
          (a) Non-Solicitation. The Executive agrees that for a period of one (1) year after the Date of Termination if the Executive receives a payment under Section 9(e), Section 9(f) or Section 9(h), the Executive will not directly or indirectly solicit, on his own behalf or on behalf of any other person or entity, the services of any person who is an executive officer of the Company or solicit any of the Company’s executive officers to terminate their employment or agency with the Company, except with the Company’s express written consent.
          (b) Non-competition. So long as Executive remains employed by the Company, Executive shall not compete, directly or indirectly, with the Company. For a period of twelve (12) months following termination of Executive’s employment with the Company (the “Non-compete Period”) if the Executive receives a payment under Section 9(e), Section 9(f) or Section 9(h), the Executive shall not enter into or engage in any business that consists of a casual dining restaurant concept whose menu is substantially similar to the Company’s menu in a geographic market where the Company operates a restaurant at the time of the termination of the Executive (the “Company Business”). For the purposes of this subsection (b), Executive understands that he shall be competing if he engages in any or all of the activities set forth herein directly as an individual on his own account, or indirectly as a partner, joint venturer, employee, agent, consultant, officer and/or director of any firm, association, corporation, or other entity, or as a stockholder of any corporation in which Executive owns, directly or indirectly, individually or in the aggregate, more than one percent (1%) of the outstanding stock; provided, however, that at such time as he is no longer employed by the Company, Executive’s direct or indirect ownership as a stockholder of less than five percent (5%) of the outstanding stock of any publicly traded corporation shall not by itself constitute a violation of this subsection (b).
          (c) The parties intend that each of the covenants contained in this Section 12 will be construed as a series of separate covenants relating to jurisdictions in which the Company may have a restaurant, one for each state of the United States, each county of each state of the United States. Except for geographic coverage, each such separate covenant will be deemed identical in terms to the covenant contained in the preceding subsections of this Section 12. If, in any judicial proceeding, a court will refuse to enforce any of the separate covenants (or any part thereof) deemed included in those subsections, then such unenforceable covenant (or such part) will be deemed eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Section 12 should ever be deemed to exceed the time or geographic limitations, or the scope of this covenant is ever deemed to exceed that which is permitted by applicable law, then such provisions will be reformed to the maximum time, geographic limitations or scope, as the case may be, permitted by applicable law. The unenforceability of any covenant in this Section 12 will not preclude the enforcement of any other of said covenants or provisions of any other obligation of the Executive or the Company hereunder, and the existence of any claim or cause of action by the Executive or the Company against the other, whether predicated on the Agreement or otherwise, will not constitute a defense to the enforcement by the Company of any of said covenants.
          (d) If the Executive will be in violation of any provision of this Section 12, then each time limitation set forth in this Section 12 will be extended for a period of time equal to the period of time during which such violation or violations occur. If the Company seeks injunctive relief from such violation in any court, then the covenants in this Section 12 will be extended for a period of time equal to the pendency of such proceedings, including all appeals by the Executive.
     13. Confidentiality.
          (a) During the Term and at any time thereafter, Executive shall not disclose, furnish, disseminate, make available or, except in the ordinary course of performing his duties on behalf of the Company, use any trade secrets or confidential business and technical information of the Company, or its parent, subsidiaries or affiliated entities without limitation as to when it was acquired by Executive or whether it was compiled or obtained by, or furnished to Executive while he was employed by the Company. Such trade secrets and confidential business and technical information are considered to include, without limitation, development plans, financial statistics, research data, or any other statistics and plans contained in monthly and annual review books, profit plans, capital plans, critical issues plans, strategic plans, or marketing, real estate, or restaurant operations plans. Executive specifically acknowledges that all such information, whether reduced to writing or maintained in Executive’s mind or memory and whether compiled by the Company and/or Executive derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been put forth by the Company to maintain the secrecy of such information, that such information is and shall remain the sole property of the Company and that any retention and use of such information during or after the termination of

Executive’s relationship with the Company (except in the course of Executive’s performance of his duties) shall constitute a misappropriation of the Company’s trade secrets.
          (b) The above restrictions on disclosure and use of confidential information shall not prevent Executive from: (i) using or disclosing information in the good faith performance of his duties on behalf of the Company; (ii) using or disclosing information to another employee to whom disclosure is required to perform in good faith the duties of either person on behalf of the Company; (iii) using or disclosing information to another person or entity bound by a duty or an agreement of confidentiality as part of the performance in good faith of Executive’s duties on behalf of the Company or as authorized in writing by the Company; (iv) at any time after the period of Executive’s employment using or disclosing information to the extent such information is, through no fault or disclosure of Executive, generally known to the public; (v) using or disclosing information which was not disclosed to Executive by the Company or otherwise during the period of Executive’s employment which is then disclosed to Executive after termination of Executive’s employment with the Company by a third party who is under no duty or obligation not to disclose such information; or (vi) disclosing information as required by law. If Executive becomes legally compelled to disclose any of the confidential information, Executive shall (i) provide the Company with reasonable prior written notice of the need for such disclosure such that the Company may obtain a protective order; (ii) if disclosure is required, furnish only that portion of the confidential information which, in the written opinion of Executive’s counsel delivered to the Company, is legally required; and (iii) exercise reasonable efforts to obtain reliable assurances that confidential treatment shall be accorded to the confidential information.
     14. Company Remedies. The Executive acknowledges and agrees that the restrictions and covenants contained in this Agreement are reasonable and necessary to protect the legitimate interests of the Company and that the services to be rendered by him hereunder are of a special, unique and extraordinary character. To that end, in the event of any breach by the Executive of Section 12 or Section 13 hereof, the Executive agrees that the Company would be entitled to injunctive relief, which entails that (i) it would be difficult to replace the Executive’s services; (ii) the Company would suffer irreparable harm that would not be adequately compensated by monetary damages and (iii) the remedy at law for any breach of any of the provisions of Section 12 or Section 13 may be inadequate. The Executive further acknowledges that legal counsel of his choosing has reviewed this Agreement, that the Executive has consulted with such counsel, and that he agrees to the terms herein without reservation. Accordingly, the Executive specifically agrees that the Company will be entitled, in addition to any remedy at law or in equity, to (i) retain any and all payments not yet paid to him under this Agreement in the event of any breach by him of his covenants under Sections 12 and 13 hereunder, (ii) in the event of such breach, recover an amount equal to the after-tax payments previously made to the Executive under Section 9(e)(iii), 9(e)(iv), 9(f)(iii), 9(f)(iv), or 9(h)(iii), 9(h)(iv), and (iii) obtain preliminary and permanent injunctive relief and specific performance for any actual or threatened violation of Section 12 or Section 13 of this Agreement. This provision with respect to injunctive relief will not, however, diminish the right to claim and recover damages, or to seek and obtain any other relief available to it at law or in equity, in addition to injunctive relief.
     15. Certain Additional Payments by the Company.
          (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, if it will be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 15) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive will be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, and taking account of any withholding obligation on the part of the Company, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.
          (b) Subject to the provisions of Section 15(c), all determinations required to be made under this Section 15, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be used in arriving at such determination, will be made by the Company’s regular certified public accounting firm (the “Accounting Firm”), which will provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. If the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the applicable Change in Control, the Company will appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm will then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm will be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 15, will be paid by the Company to the Executive, net of any of the Company’s federal or state withholding obligations with respect to such Payment, within five (5) days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm will be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. If the Company exhausts its remedies pursuant to Section 15(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm will determine the amount of the Underpayment that has occurred and any such Underpayment will be promptly paid by the Company to or for the benefit of the Executive.
          (c) The Executive will notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment (or an additional Gross-Up Payment). Such notification will be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim and will apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive will not pay such claim before the expiration of the thirty-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing before the expiration of such period that it desires to contest such claim, the Executive will:
               (i) give the Company any information reasonably requested by the Company relating to such claim,
               (ii) take such action in connection with contesting such claim as the Company will reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,
               (iii) cooperate with the Company in good faith in order effectively to contest such claim, and
               (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company will bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and will indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation of the foregoing provisions of this Section 15(c), the Company will control all proceedings taken in connection with such contest (to the extent applicable to the Excise Tax and the Gross-Up Payment) and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company will determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company will advance the amount of such payment to the Executive, on an interest-free basis and will indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest will be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
          (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 15(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive will (subject to the Company’s complying with the requirements of Section 15(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 15(c), a determination is made that the Executive will not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund before the expiration of thirty (30) days after such determination, then such advance will be forgiven and will not be required to be repaid and the amount of such advance will offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.
          (e) Notwithstanding any other provision of this Section 15, any Gross-Up Payment or Underpayment due to the Executive hereunder will be paid in accordance with this Section 15, but in no event may any such payments be made later than December 31 of the year following the year (i) any excise tax is paid to the Internal Revenue Service regarding this Section 15 or (ii) any tax audit or litigation brought by the Internal Revenue Service or other relevant taxing authority related to this Section 15 is completed or resolved.
     16. Entire Agreement. This Agreement and the equity incentive and benefit plans and agreements referenced herein contain all the understandings between the parties hereto pertaining to the matters referred to herein, and supersede any other undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto. To the extent that any term or provision of any other document or agreement executed by the Executive with or for the Company during the Term of this Agreement conflicts or is inconsistent with this Agreement, the terms and conditions of this Agreement shall prevail and supersede such inconsistent or conflicting term or provision.
     17. Amendment, Modification or Waiver. No provision of this Agreement may be amended or waived, unless such amendment or waiver is agreed to in writing, signed by the Executive and by a duly authorized officer of the Company. No waiver by any party hereto of any breach by another party hereto of any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.
     18. Notices. Any notice to be given hereunder will be in writing and will be deemed given when delivered personally, sent by courier or facsimile (if a facsimile number is set forth) or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice hereunder in writing:

To the Executive at:	R. Gregory Lewis 915 Elmington Ct. Brentwood, TN 37027 Facsimile: (615) ____________

With a copy to:

Facsimile: (___) __________________

To the Company at:	J. Alexander’s Corporation 3401 West End Avenue Suite 260 Nashville, TN 37203 Attention: Chief Executive Officer Facsimile: (615) 269-1999

With a copy to:	F. Mitchell Walker, Jr. Bass, Berry & Sims PLC 315 Deaderick Street, Suite 2700 Nashville, Tennessee 37238-3001 Facsimile: (615) 742-2775
Any notice delivered personally or by courier under this Section 18 will be deemed given on the date delivered and any notice sent by facsimile or registered or certified mail, postage prepaid, return receipt requested, will be deemed given on the date transmitted by facsimile or five days after post-marked if sent by U.S. mail.
     19. Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances will be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, will not be affected thereby, and each provision hereof will be validated and will be enforced to the fullest extent permitted by law.
     20. Governing Law. This Agreement will be governed by and construed under the internal laws of the State of Tennessee, without regard to its conflict of laws principles.
     21. Jurisdiction and Venue. This Agreement will be deemed performable by all parties in, and venue will exclusively be in the state or federal courts located in the State of Tennessee. The Executive and the Company hereby consent to the personal jurisdiction of these courts and waive any objections that such venue is objectionable or improper.
     22. Headings. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.
     23. Withholding. All payments to the Executive under this Agreement will be reduced by all applicable withholding required by federal, state or local law.
     24. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
     25. Expenses Incurred in Enforcing this Agreement. The Executive shall be entitled to reimbursement of costs and expenses (including reasonable attorneys fees) incurred by the Executive or his heirs or executors in connection with any claim or proceeding to enforce this Agreement by Executive.
     26. Tax Matters. By accepting this Agreement, Executive hereby agrees and acknowledges that neither the Company nor its subsidiaries make any representations with respect to the application of Section 409A of the Code to any tax, economic or legal consequences of any payments payable to the Executive hereunder (including, without limitation, payments pursuant to Section 9 above). Further, by the acceptance of this Agreement, the Executive acknowledges that (i) Executive has obtained independent tax advice regarding the application of Section 409A of the Code to the payments due to the Executive hereunder, (ii) Executive retains full responsibility for the potential application of Section 409A of the Code to the tax and legal consequences of payments payable to the Executive hereunder and (iii) the Company shall not indemnify or otherwise compensate the Executive for any violation of Section 409A of the Code that may occur in connection with this Agreement (including, without limitation, payments pursuant to Section 9 above). The parties agree to cooperate in good faith to amend such documents and to take such actions as may be necessary or appropriate to comply with Code Section 409A.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement effective as of date set forth above.
J. ALEXANDER’S CORPORATION
By:      /s/ Lonnie J. Stout
Name: /s/ Lonnie J. Stout
Title: Chairman, Chief Executive Officer and President
EXECUTIVE
/s/ R. Gregory Lewis
R. Gregory Lewis

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